EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-76236 and No. 33-93668) pertaining to the 1993 Directors' Stock Option Plan of Incyte Pharmaceuticals, Inc., (Form S-8 No. 33-76344, 33-93666, 333-13449 and 333-31413) pertaining to the 1991 Stock Plan of Incyte Pharmaceuticals, Inc., (Form S-8 No. 333-31409) pertaining to the 1997 Employee Stock Purchase Plan of Incyte Pharmaceuticals, Inc. and (Form S-8 No. 333-46639) pertaining to Options Assumed By Incyte Pharmaceuticals, Inc. Originally Granted Under The Synteni, Inc. 1996 Equity Incentive Plan of our report dated January 12, 1998, with respect to the consolidated financial statements of Incyte Pharmaceuticals, Inc. included in the Annual Report
(Form 10-K) for the year ended December 31, 1997.


                                              /S/ERNST & YOUNG LLP


Palo Alto, California
March 24, 1998